Target Funds
NSAR  Exhibit SUB-ITEM 77Q1(e)
for the semi-annual period ended
1/31/2001









Continuation of Services Agreement between Credit
Suisse Asset Management LLC and
Prudential Investments Fund Management, LLC, with respect to the Small Capitalization Value Fund